Exhibit 16.1

January 20, 2026

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We are the former independent registered public accounting firm for Borealis Foods Inc. (the “Company”).

We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K/A dated January 20, 2026 (the “Current Report”), and are in agreement with the statements in the Current Report, insofar as they pertain to our Firm.

Very truly yours,

Berkowitz Pollack Brant Advisors + CPAs